EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-173562) pertaining to the Long-Term Incentive Plan of TMS International Corp. and subsidiaries of our report dated February 19, 2013, with respect to the consolidated financial statements of TMS International Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of TMS International Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 19, 2013